EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

FIRST QUARTER FISCAL 2019 FINANCIAL RESULTS

•	First quarter net revenues of $107.1 million compared to net revenues of $89.7 million for the same period of fiscal 2018.
•

First quarter net loss of $(1.6) million, or $(0.13) per diluted share, representing an improvement from the net loss of $(22.5) million, or $(1.82) per diluted share for the same period of fiscal 2018, which included a $(19.6) million, or $(1.58) per diluted share, unfavorable impact required by changes in tax laws.

•	Year-over-year increase in first quarter revenue and earnings despite impact of significant planned outage and upgrade in cold-finish operations in the quarter.
•	Backlog of $237.8 million at December 31, 2018, an increase of 10.1% from $216.0 million at September 30, 2018.
•	Capital investment in first quarter of fiscal 2019 of $2.3 million and forecast for capital spending in fiscal 2019 of $16.0 million.
•	Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, January 31, 2019 – Haynes International, Inc. (NASDAQ GS: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the first quarter of fiscal 2019 ended December  31, 2018.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“We have completed the planned outage to rebuild and upgrade one of our three heat treat furnaces in our cold-finishing area.  The duration was fifteen weeks, with the upgraded annealing line placed back into service in late January 2019.  With this process now behind us, we are pleased to have the ability to pursue incremental high value differentiated cold finished flat business, which primarily serves the aerospace market,” said Michael Shor, President and Chief Executive Officer.  “Even with the planned outage this quarter, our shipping volume increased 10.5%, and our net revenues increased 19.4% in the first quarter of fiscal 2019 compared to the same quarter of last fiscal year.  In addition, our backlog increased 10.1% during the first quarter of fiscal 2019 compared to the end of the preceding quarter.”

 1st Quarter Results

Net Revenues.   Net revenues were $107.1 million in the first quarter of fiscal 2019, an increase of 19.4% from $89.7 million in the same period of fiscal 2018.   Volume was 4.3 million pounds in the first quarter of fiscal 2019, an increase of 10.5% from 3.9 million pounds in the same period of fiscal 2018.  The increase in volume was primarily due to an increase in shipments into the chemical processing market and flue gas desulfurization market (included in other markets) during the first quarter of fiscal 2019.  A headwind to volume and net revenue during the first quarter of fiscal 2019 was the planned equipment outage and upgrade in the cold-finishing production area.  The product-sales average selling price was $23.53 per pound in the first quarter of fiscal 2019, an increase of 11.3% from $21.15 per pound in the same period of fiscal 2018.  The increase in average selling price per pound largely reflects higher market prices of raw materials and other pricing considerations, including price increases, combined with a higher value product mix, which increased average selling price per pound by approximately $1.43 and $0.95, respectively.  The higher market prices of raw materials in the first quarter of fiscal 2019 as compared to the first quarter of fiscal 2018 is primarily attributable to molybdenum and cobalt market prices while nickel market prices are slightly lower over the same period.

Cost of Sales.  Cost of sales was $95.7 million, or 89.4% of net revenues, in the first quarter of fiscal 2019 compared to $80.6 million, or 89.9% of net revenues, in the same period of fiscal 2018. The $15.1 million increase was primarily due to higher volumes.

Gross Profit.  As a result of the above factors, gross profit was $11.3 million for the first quarter of fiscal 2019, an increase of $2.3 million from the same period of fiscal 2018. Gross margin as a percentage of net revenue increased to 10.6% in the first quarter of fiscal 2019 as compared to 10.1% in the same period of fiscal 2018.

Selling, General and Administrative Expense.    Selling, general and administrative expense was $11.1 million for the first quarter of fiscal 2019, an increase of $0.4 million from the same period of fiscal 2018.  This increase is primarily attributable to higher tax consulting fees and an increase in allowance for accounts receivable.  Selling, general and administrative expense as a percentage of net revenues decreased to 10.4% for the first quarter of fiscal 2019 compared to 12.0% for the same period of fiscal 2018.

Research and Technical Expense.  Research and technical expense was $0.8 million, or 0.8% of revenue, for the first quarter of fiscal 2019, similar to the expense in the same period of fiscal 2018.

Operating Income/(Loss).  As a result of the above factors, operating loss in the first quarter of fiscal 2019 was $(0.6) million compared to operating loss of $(2.6) million in the same period of fiscal 2018.

Nonoperating retirement benefit expense.  Nonoperating retirement benefit expense was $0.9 million compared to $2.1 million in the same period of fiscal 2018.  The reduction in expense was primarily driven by higher discount rates which resulted in lower retirement liabilities and ultimately lower expense.

Income Taxes.    Income tax benefit was $(0.1) million in the first quarter of fiscal 2019, a difference of $17.8 million from the first quarter of fiscal 2018, driven by a $17.9 million unfavorable impact of the passage of the Tax Reform and Jobs Act that was passed during the first quarter of fiscal 2018. This Act required the Company to revalue its deferred tax assets to the new statutory tax rate which resulted in increased expense during that quarter.  Tax expense recorded in the first quarter of fiscal 2019 was adversely impacted by the forfeiture of unexercised stock options, which resulted in higher expense of $0.3 million.

Net Income/(Loss).  As a result of the above factors, net loss in the first quarter of fiscal 2019 was $(1.6) million, a difference of $20.9 million from net loss of $(22.5) million in the same period of fiscal 2018.

Planned Equipment Outage and Upgrade

The Company undertook a significant planned equipment outage and upgrade in the cold-finishing production area during the first quarter of fiscal 2019, upgrading certain components of one of the three annealing lines beginning in mid-October 2018.  The duration was fifteen weeks, with the upgraded annealing line placed back into service in late January 2019.  The Company planned this project following the addition of a second rolling mill and a third annealing line in the cold-finishing area, allowing the Company to increase capacity in that area from 13.5 million produced pounds to approximately 18.0 million produced pounds.  The outage required to complete these upgrades had a significant impact on the Company’s financial results in the first quarter of fiscal 2019, with reduced revenue and reduced profitability to below breakeven, however, utilization of the Company’s equipment remained above the levels attained in previous years during the first quarter.  Now that it is complete, this line is expected to be one of the key drivers to revenue growth and strengthening profitability over the balance of fiscal 2019.

Volumes, Competition and Pricing

Overall volumes decreased to 4.3 million pounds shipped in the first quarter of fiscal 2019 compared sequentially to the fourth quarter’s 5.0 million pounds due in part to the planned equipment upgrade described above.  Also impacting volumes in the first quarter of fiscal 2019 were holidays, normal maintenance outages and customers managing their year-end balance sheets.  The 4.3 million pounds shipped in the quarter was 10.5% higher than the 3.9 million pounds shipped in the same period of fiscal 2018.  Compared to last year’s first quarter, solid volume increases in product shipped into the chemical processing market (increasing 30.7%) and in other markets (increasing 53.3%) were partially offset by 7.4% lower volume shipped into the industrial gas turbine market.  Volume shipped to the aerospace market increased 4.4% over last fiscal year’s first quarter with continued solid demand, but the first quarter of fiscal 2019 was impacted by the cold-finishing planned outage and upgrade.  Specialty application projects shipped in the first quarter of fiscal 2019 were at a moderately better level in the first quarter of fiscal 2019 compared to the first quarter of fiscal 2018, but of a similar level to the sequential prior two quarters.  The overall volume of 4.3 million pounds in the first quarter of fiscal 2019 was below the threshold of 5 million pounds which the Company expects would alleviate margin headwinds from unfavorable fixed costs absorption.

The product average selling price per pound in the first quarter of fiscal 2019 was $23.53, which is an 11.3% increase over last fiscal year’s first quarter, and a 0.9% increase sequentially over the fourth quarter of fiscal 2018.  The year-over-year increase was driven by moderately higher shipments of high-value specialty application projects, the effect of announced price increases and increases under many of the Company’s long-term agreements with customers according to periodic adjustment clauses relating to the market price of certain raw materials, including molybdenum, cobalt and nickel.

 Gross Profit Margin Trend Performance

The net revenue, gross profit margin and gross profit margin percentage were impacted in the first quarter of fiscal 2019 by the planned equipment outage in the cold finishing production area.  In addition, the first quarter is typically impacted by holidays, other planned maintenance outages and customers managing their year-end balance sheets. Gross margins in the first quarter of fiscal 2019 were $11.3 million and gross margin as a percentage of net sales at 10.6%.  While gross profit margin and gross profit margin percentage declined sequentially, both were higher than last year’s first quarter.  Improvement was largely attributable to better product mix, higher volumes and stronger pricing levels.

Note that the Company implemented ASU 2017-07, Compensation – Retirement Benefits (Topic 715) on October 1, 2018 on a retrospective basis.  This guidance requires non-service costs components of retirement expense to be reclassified outside of operating income to a new category titled “Nonoperating retirement benefit expense” in the statement of operations.  Due to the reclassification of the non-service cost components of retirement expense, gross margins were favorably impacted.  All prior periods have been adjusted for this change in accounting.

Backlog

Backlog was $237.8 million at December 31, 2018, an increase of $21.8 million, or 10.1%, from $216.0 million at September 30, 2018.  Backlog pounds increased during the first quarter of fiscal 2019 by 15.6%, primarily due to increased customer orders as well as the upgrade of the furnace noted above, which delayed production in the cold-finishing area.  The average selling price decreased to $28.34 per pound at December 31, 2018 from $29.75 per pound at September 30, 2018, reflecting a change in product mix.  Order entry levels in the first quarter of fiscal 2019 were higher in all markets, as compared to the prior quarter.  The average market price for nickel decreased during the first quarter of fiscal 2019 by 13.4%

Capital Spending

During the first three months of fiscal 2019, capital investment was $2.3 million, and total planned capital expenditures for fiscal 2019 are expected to be approximately $16.0 million.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $292.8 million at December 31, 2018, an increase of $0.9 million, or 0.3%, from $291.9 million at September 30, 2018. This increase resulted primarily from inventory increasing $8.0 million and accounts payable and accrued expenses decreasing $1.4 million, partially offset by accounts receivable decreasing by $8.5 million during the first three months of fiscal 2019.  The higher level of inventory is driven by the higher backlog levels as compared to the end of fiscal 2018.

Liquidity

During the first three months of fiscal 2019, the Company’s primary source of cash was cash on-hand and the revolving credit facility which was temporarily drawn against in the first quarter of fiscal 2019, but repaid in full by December 31, 2018.  At December 31, 2018, the Company had cash and cash equivalents of $11.6 million, inclusive of $11.0 million that was held by foreign subsidiaries in various currencies, compared to $9.8 million at September 30, 2018.

Net cash provided by operating activities in the first three months of fiscal 2019 was $7.1 million compared to net cash used in operating activities of $(6.3) million in the first three months of fiscal 2018.  The cash provided by operating activities during the first three months of fiscal 2019 was driven by a lower net loss plus higher non-cash expenses such as depreciation and amortization expenses, income tax expenses and pension expenses of $9.7 million compared to $1.7 million during the same period of fiscal 2018, as well as the receipt of income tax refunds of $5.5 million as compared to income tax payments of $0.5 million during the first quarter of fiscal 2018.   Cash used due to increases in controllable working capital (inventory, accounts receivable, accounts payable and accrued expenses) was $2.2 million in the first three months of fiscal 2019 compared to cash used in controllable working capital of $6.9 million during the same period of fiscal 2018.

Net cash used in investing activities was $2.3 million in the first three months of fiscal 2019, which was lower than cash used in investing activities during the same period of fiscal 2018 of $3.2 million, as a result of lower additions to property, plant and equipment.

Net cash used in financing activities was $2.9 million in the first three months of fiscal 2019, which was lower than cash used in financing activities during the same period of fiscal 2018 of $3.1 million, as a result of proceeds received from the exercise of stock options during the first quarter of fiscal 2019.  Other events impacting the first quarter of fiscal 2019 included dividends paid of $2.8 million and approximately $0.3 million of stock repurchases made to satisfy taxes in relation to the vesting of restricted stock, which is comparable to the prior year.  Additionally, during the first quarter of fiscal 2019, the Company borrowed $2.0 million from the revolving credit facility which was fully repaid during the quarter.

The Company’s sources of liquidity for fiscal 2019 are expected to consist primarily of cash generated from operations, cash on hand and, if needed, borrowings under the U.S. revolving credit facility. At December 31, 2018, the Company had cash of $11.6 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

Dividend Declared

On January 31, 2019, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock. The dividend is payable March 15, 2019 to stockholders of record at the close of business on March 1, 2019. The aggregate cash payout based on current shares outstanding will be approximately $2.8 million, or approximately $11.0 million on an annualized basis.

Guidance

Having completed the cold finishing line upgrade, the Company expects to resume its revenue and earnings growth trend for the balance of fiscal 2019.  Management anticipates revenue in the second quarter of fiscal 2019 higher than the first quarter and expects positive net income.

Earnings Conference Call

The Company will host a conference call on Friday, February 1, 2019 to discuss its results for the first quarter of fiscal 2019.  Michael Shor, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, February 1, 2019	Dial-In Numbers:	866-682-6100 (Domestic)
Time:	9:00 a.m. Eastern Time		862-298-0702 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, February 1st at 11:00 a.m. ET, through 11:59 p.m. ET on Friday,  March 1st, 2019. To listen to the replay, please dial:

Replay:	877-481-4010
Conference Pin:	42563

A replay of the Webcast will also be available for one year at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company's outlook for fiscal year 2019 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, market and industry trends, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, without limitation, those risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2018.  Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company's control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,
	2017	2018
Net revenues	$89,693	$107,069
Cost of sales	80,618	95,734
Gross profit	9,075	11,335
Selling, general and administrative expense	10,747	11,128
Research and technical expense	888	834
Operating income (loss)	(2,560)	(627)
Nonoperating retirement benefit expense	2,088	856
Interest income	(18)	(20)
Interest expense	230	241
Income (loss) before income taxes	(4,860)	(1,704)
Provision for (benefit from) income taxes	17,666	(101)
Net income (loss)	$(22,526)	$(1,603)
Net income (loss) per share:
Basic	$(1.82)	$(0.13)
Diluted	$(1.82)	$(0.13)
Weighted Average Common Shares Outstanding
Basic	12,411	12,431
Diluted	12,411	12,431

Dividends declared per common share	$0.22	$0.22

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

 (in thousands, except share data)

	September 30,	December 31,
	2018	2018
ASSETS
Current assets:
Cash and cash equivalents	$9,802	$11,609
Accounts receivable, less allowance for doubtful accounts of $1,130 and $1,294 at September 30, 2018 and December 31, 2018, respectively	73,437	64,948
Inventories	273,045	281,041
Income taxes receivable	7,240	2,180
Other current assets	2,825	3,549
Total current assets	366,349	363,327
Property, plant and equipment, net	179,400	177,290
Deferred income taxes	25,454	24,964
Other assets	7,163	6,730
Goodwill	4,789	4,789
Other intangible assets, net	5,539	5,434
Total assets	$588,694	$582,534
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,140	$36,422
Accrued expenses	17,463	16,752
Accrued pension and postretirement benefits	5,095	5,095
Deferred revenue—current portion	2,500	2,500
Total current liabilities	62,198	60,769
Long-term obligations (less current portion)	8,443	8,409
Deferred revenue (less current portion)	17,829	17,204
Deferred income taxes	1,919	1,919
Accrued pension benefits (less current portion)	62,072	62,340
Accrued postretirement benefits (less current portion)	103,013	103,269
Total liabilities	255,474	253,910
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,546,591 and 12,568,831 shares issued and 12,504,478 and 12,517,492 shares outstanding at September 30, 2018 and December 31, 2018, respectively)	13	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	251,053	251,718
Accumulated earnings	126,588	122,226
Treasury stock, 42,113 shares at September 30, 2018 and 51,339 shares at December 31, 2018	(1,869)	(2,177)
Accumulated other comprehensive loss	(42,565)	(43,156)
Total stockholders’ equity	333,220	328,624
Total liabilities and stockholders’ equity	$588,694	$582,534

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three Months Ended December 31,
	2017	2018
Cash flows from operating activities:
Net income (loss)	$(22,526)	$(1,603)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	5,744	4,550
Amortization	133	105
Pension and post-retirement expense - U.S. and U.K.	3,556	2,245
Change in long-term obligations	—	(7)
Stock compensation expense	606	450
Deferred revenue	(625)	(625)
Deferred income taxes	27,488	289
Loss on disposition of property	—	5
Change in assets and liabilities:
Accounts receivable	6,979	8,106
Inventories	(22,502)	(8,815)
Other assets	(989)	(293)
Accounts payable and accrued expenses	8,583	(1,458)
Income taxes	(10,300)	5,081
Accrued pension and postretirement benefits	(2,400)	(934)
Net cash provided by operating activities	(6,253)	7,096
Cash flows from investing activities:
Additions to property, plant and equipment	(3,183)	(2,271)
Net cash used in investing activities	(3,183)	(2,271)
Cash flows from financing activities:
Revolving credit facility borrowings	—	2,000
Revolving credit facility repayments	—	(2,000)
Dividends paid	(2,754)	(2,752)
Proceeds from exercise of stock options	—	215
Payment for purchase of treasury stock	(230)	(308)
Payments on long-term obligation	(67)	(34)
Net cash used in financing activities	(3,051)	(2,879)
Effect of exchange rates on cash	125	(139)
Increase (decrease) in cash and cash equivalents:	(12,362)	1,807
Cash and cash equivalents:
Beginning of period	46,328	9,802
End of period	$33,966	$11,609

Schedule 4

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURE

(unaudited)

(in thousands)

	Three Months Ended December 31,
	2017	2018
Reconciliation of Non-GAAP Measure
(in thousands, except per share data)

Net income (loss), as reported	$(22,526)	$(1,603)
Net income (loss) per diluted share, as reported	$(1.82)	$(0.13)

Adjustments recorded within tax provision
Revaluation of Deferred tax asset due to tax reform	17,868	—
Other impacts to estimated effective tax rate	1,742	—
Adjustments recorded within tax provision	19,610	—
Adjustment impact on net loss per diluted share	$1.58	$—

Adjusted Net income (loss)	(2,916)	(1,603)
Adjusted Net income (loss) per diluted share	$(0.24)	$(0.13)

Quarterly Data

The unaudited quarterly results of operations of the Company for the most recent five quarters are as follows.

	Quarter Ended
	December 31,	March 31,	June 30,	September 30,	December 31,
(dollars in thousands)	2017	2018	2018	2018	2018
Net revenues	$89,693	$110,206	$113,114	$122,313	$107,069
Gross profit	9,075	13,513	15,363	17,884	11,335
Net income (loss)	(22,526)	(2,068)	713	2,130	(1,603)
Net income (loss) per share:
Basic	$ (1.82)	$ (0.17)	$ 0.06	$ 0.17	$ (0.13)
Diluted	$ (1.82)	$ (0.17)	$ 0.06	$ 0.17	$ (0.13)